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                                                                     EXHIBIT 5.1

                            Locke Liddell & Sapp LLP
                                2200 Ross Avenue
                                   Suite 2200
                            Dallas, Texas 75201-6776


                               December 28, 1999


Pegasus Systems, Inc.
3811 Turtle Creek Boulevard, Suite 1100
Dallas, Texas 75219

         Re:      Registration Statement on Form S-3

Dear Sirs:

         We have acted as counsel for Pegasus Systems, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of approximately
3.41 million shares of the Company's Common Stock, $.01 par value per share (the "Securities"). We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below.

         Based upon the foregoing, we are of the opinion that the Securities, when issued and sold as described in the above-referenced Registration Statement, will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the caption "Legal Matters." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                     Sincerely,

                                     LOCKE LIDDELL & SAPP LLP

                                     By: /s/ JOHN B. MCKNIGHT
                                         ----------------------------
                                         John B. McKnight